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                                                                   EXHIBIT 10.11


                                                                  EXECUTION COPY

                                   AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER


     AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "AMENDMENT") made this 27th day of December, 1996 by and among Lobdell Emery Corporation ("LOBDELL"), a Michigan corporation, BMG-MI, Inc. ("BMG"), a Michigan corporation, L-E Acquisition, Inc. ("NEWCO"), a Michigan corporation, D. Kennedy Fesenmyer, as "SHAREHOLDERS' AGENT" and Lobdell Holdings, Inc. ("LOBDELL HOLDINGS"), a Michigan corporation.

     WHEREAS, Lobdell, BMG, Newco, Shareholders' Agent and certain shareholders of Lobdell entered into an Agreement and Plan of Merger dated as of November 14, 1996 (the "AGREEMENT") for the merger of Newco with and into Lobdell, in accordance with the terms and conditions contained in the Agreement; and

     WHEREAS, since entering into the Agreement, the parties negotiated and agreed to certain changes to the Agreement set forth herein.

     NOW, THEREFORE, Lobdell, BMG, Newco and Shareholders' Agent, on behalf of the shareholders of Lobdell in accordance with Section 7.11 of the Agreement, in consideration of the premises, agreements and covenants contained herein (the receipt and sufficiency whereof are hereby acknowledged) and subject to the satisfaction of the conditions set forth herein, hereby agree to the following modifications of the Agreement:

     1. All references to capitalized terms contained herein which are not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

     2. The first paragraph on page one of the Agreement is amended by replacing "BMG-MI, Inc. ("Parent"), a Michigan corporation" with "Lobdell Holdings, Inc. ("Parent"), a Michigan corporation, BMG-MI, Inc. ("BMG"), a Michigan corporation," and is restated as follows:

      "AGREEMENT AND PLAN OF MERGER dated as of November 14, 1996, by and between Lobdell Emery Corporation ("Lobdell"), a Michigan corporation, Lobdell Holdings, Inc. ("Parent"), a Michigan corporation, BMG-MI, Inc. ("BMG"), a Michigan corporation, L-E Acquisition, Inc. ("Newco"), a Michigan corporation, the parties named as Shareholders on the signature page of this Agreement (the "Shareholders"), and D. Kennedy Fesenmyer, as Shareholders' Agent."

     3. The fourth paragraph on page one of the Agreement is amended by deleting "Parent" after the parenthetical and is restated as follows:


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      "WHEREAS, the respective Boards of Directors of each of the Constituent
      Corporations deem it advisable and generally to the welfare and advantage of each, and of all the several and respective holders of their shares, for Newco to be merged into Lobdell and for all the stock of Lobdell then outstanding to be converted in the merger into preferred stock of the Surviving Corporation (as defined below), pursuant to this Agreement and the applicable laws of the State of Michigan, in a reorganization as defined by Sections 368(a)(1)(E) of the United States Internal Revenue Code of 1986, as amended."

     4. Section 1.04(c) of the Agreement is amended by adding "or such other time as shall be mutually agreed to by the Shareholders' Agent and Parent, as set forth in the certificate of merger," after the word "time," in the second line and is restated as follows:

      "(c) Effective Date. The merger contemplated hereby (the "Merger") shall become effective at 11:59 p.m., Eastern Standard time, or such other time as shall be mutually agreed to by the Shareholders' Agent and Parent, as set forth in the certificate of merger, on the date on which the filing referred to in Section 1.04(b) is completed. The date upon which the merger becomes effective is herein referred to as the "Effective Date.".

     5. Section 1.05(a) of the Agreement is amended to restate the conversion ratios and is restated as follows:

      "(a) Lobdell common stock. Each share of Lobdell Class A common stock and Class B common stock outstanding on the Effective Date (except shares held in the treasury of Lobdell, which shall be canceled) shall be converted by the merger into 0.118340 shares of fully paid and non-assessable Series A Preferred Stock of the Surviving Corporation ("Series A Preferred Stock") and 0.012923 shares of fully paid and non-assessable Series B Preferred Stock of the Surviving Corporation ("Series B Preferred Stock" and together with the Series A Preferred Stock the "Preferred Stock"). The relative rights, preferences and limitations of the Series A and Series B Preferred Stock shall be as set forth in Exhibit A hereto. Notwithstanding the foregoing, no fractional shares of Series A or Series B Preferred Stock or certificates therefor or scrip shall be issued in the Merger, but in lieu thereof each record holder of Lobdell Class A common stock or Class B common stock who would otherwise be entitled to a fraction of a share of Preferred Stock shall be paid by Newco an amount in cash equal to (i) such fraction times (ii) $100.00."

     6. Section 1.06(a) of the Agreement is amended by replacing $13,000,000 and 130,000 with $10,000,000 and 100,000, respectively and is restated as follows:

      "(a) On the Effective Date, the certificates evidencing an aggregate of $10,000,000 (to the nearest whole share) of the Series A Preferred Stock, with the Series A Preferred Stock valued at $100 per share for such purposes, into which each Shareholder's Class A common

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      stock and Class B common stock of Lobdell has been converted in the
      Merger (the "Escrow Shares"), shall be delivered by the Surviving Corporation to Citizens Bank, as escrow agent (the "Escrow Agent") under an Escrow Agreement among the Surviving Corporation, the Shareholders' Agent and the Escrow Agent in the form annexed hereto as Exhibit B (the "Escrow Agreement"). Each of the Lobdell shareholders shall deposit his pro-rata share of the Escrow Shares (rounded to the nearest whole number) determined by multiplying 100,000 times a fraction the numerator of which is the number of shares of Series A Preferred Stock issuable to such shareholder under Section 1.05(a) and the denominator of which is the total number of shares of Series A Preferred Stock issuable pursuant to the Merger. The Escrow Shares shall be held in escrow under the Escrow Agreement and shall be distributed to the Shareholders, or returned to Parent or the Surviving Corporation, pursuant to the terms of the Escrow Agreement."

     7. Section 3.23 of the Agreement is amended to restate the amount of the payment to be made to the option holders and is restated as follows:

      "3.23 Lobdell Stock Options. At or immediately prior to the Effective Date, each outstanding employee stock option to purchase shares of Class A common stock and Class B common stock of Lobdell (an "Option") granted under (i) the Lobdell-Emery Manufacturing Company 1990 Stock Incentive Plan, as amended (the "1990 Option Plan"), and (ii) any other stock option plan or arrangement of Lobdell or any Subsidiary (such plans or arrangements, together with the 1990 Option Plan, are hereinafter collectively referred to as the "Option Plans"), shall be canceled, and each holder of any such Option, whether or not then vested or exercisable, shall be paid by Lobdell, at or immediately prior to the Effective Date for each such Option, in consideration therefor an amount in cash determined by multiplying (i) the excess, if any, of $12.994 per share of Class A common stock and Class B common stock over the applicable exercise price of such Option by (ii) the number of shares of Class A common stock and Class B common stock such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Date.
      In addition, each holder of such Options shall be entitled to receive the "cash payment rights" granted in conjunction with such Options, which in aggregate will not exceed $502,923, including payments currently due to Mr. Regina. The amount of payment relating to the Options and any cash payment right is set forth in Section 3.23 of the Disclosure Schedule. Lobdell shall use all reasonable efforts to effectuate the foregoing, including without limitation amending the Option Plans and obtaining any necessary consents from Option holders; provided, however, that prior to the Closing Date, the Board of Directors of Lobdell shall adopt such resolutions or take such other actions as are permitted and required to adjust, effective immediately prior to the Effective Date, the terms of each outstanding Option under the 1990 Option Plan as to which any such consent is not obtained prior to the Effective Date to provide that such Option shall be converted into the right, upon exercise of such Option at any time after the Effective Date,

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      to receive an amount in cash equal to $12.994 for each share of Class A common stock and Class B common stock subject to such Option, plus the amount of the applicable cash payment rights, or, alternatively, upon the surrender and cancellation of such Option at any time after the Effective Date to receive an amount in cash determined by multiplying (i) the excess, if any, of $12.994 per share of Class A common stock and Class B common stock over the applicable exercise price of such Option by (ii) the number of shares of Class A common stock and Class B common stock subject to such Option, plus the amount of the applicable cash payment rights, in either case without interest or any other adjustment thereto."

      8. Section 2.01 of the Agreement is amended by adding subsection (m) as follows:

     "(m) Grace Emery Sales Corporation. Parent shall have received, in form and substance reasonably satisfactory to Parent and its counsel, evidence of the termination of any and all agreements and arrangements between Lobdell and Grace Emery Sales Corporation ("GESC") along with general releases of any and all claims which GESC may have against Lobdell."

      9. The last sentence of Section 3.01 of the Agreement is amended by replacing "Parent" with "Parent, BMG" and is restated as follows:

      "If the Hart-Scott-Rodino Act is applicable to such transactions, Parent, BMG, Newco, Lobdell and the Shareholders shall make all filings and provide all documents and information to Governmental Bodies which are required by said Act and use their respective best efforts to obtain an early termination of the applicable waiting period under said Act..

     10. Section 3.20 of the Agreement is amended by replacing "Parent" in the first line and as the last word in the Section with "Parent or its Affiliate" and is restated as follows:

      "3.20 Deposit. On the day when this Agreement is fully executed and delivered by all of the parties hereto, Parent or its Affiliate shall pay to Braun Kendrick Finkbeiner P.L.C., for the benefit of the Shareholders' Agent, a deposit of $100,000. Such deposit shall be held by Braun Kendrick Finkbeiner P.L.C., for the benefit of the Shareholders' Agent until the Effective Date or, if the Merger contemplated hereby does not become effective, until the date when this Agreement is terminated. If this Agreement is terminated by the Shareholders pursuant to Section 7.09(a)(4), the Shareholders' Agent shall distribute such amount among the Shareholders in proportion to their holdings of Lobdell capital stock (without regard to whether such stock is Class A common stock or Class B common stock). If this Agreement is terminated by Parent, Newco or the Shareholders pursuant to clauses (1), (2), (3), (5) or (6) of Section 7.09(a), or if the Merger becomes effective, the Shareholders' Agent shall return said amount to Parent or its Affiliate."


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     11. The second sentence of Section 3.21 of the Agreement is amended by replacing "the deposit of Parent" with "the deposit of Parent or its Affiliate" and is restated as follows:

      "In the event Parent or Newco elects to terminate this Agreement pursuant to Section 7.09(a)(6), the deposit of Parent or its Affiliate, delivered in accordance with Section 3.20, shall be immediately refunded to it."

     12. Section 3.22 of the Agreement is amended by increasing the redemption amount from $1.6 million to $1.8 million and is restated as follows:

      "3.22 Estate of Elizabeth E. Fesenmyer Redemption Agreement. Lobdell and the Estate of Elizabeth E. Fesenmyer (the "Estate") entered into a Redemption Agreement on December 15, 1988, as amended (the "Redemption Agreement"), wherein Lobdell agreed to redeem in cash at the time specified in the Redemption Agreement certain Class A voting common stock and Class B non-voting common stock of Lobdell owned by the Estate. Lobdell shall enter into a First Amendment to the Redemption Agreement to cause the redemption by Lobdell on the Closing Date of that number of shares of Class A and Class B common stock of Lobdell which may be redeemed, consistent with the value of such shares as set forth in
      Section 1.05, for an aggregate purchase price not in excess of $1.8 Million and providing that, upon completion of the Merger, the Redemption Agreement as amended shall terminate and Lobdell shall be released and discharged from any further obligation thereunder."

     13. Section 3.24 of the Agreement is amended to reflect the recent agreement reached with Mr. Regina and is restated as follows:

      "3.24 Regina Payment. Lobdell shall have entered into an agreement with Michael Regina ("Regina") whereby Regina has (i) resigned any and all positions he holds with Lobdell, whether as a director, officer, employee or trustee as of the Effective Date, (ii) released any and all claims he has against Lobdell or any of the Subsidiaries, other than claims for accrued employment benefits, and (iii) providing for termination of his SERP. The cost of settling or terminating the SERP or any payment with respect thereto shall be a cost for which the Surviving Corporation shall be considered to have suffered an Adverse Consequence for which indemnification is required. The actual amount of any such Adverse Consequence shall be paid to the Surviving Corporation from the Escrow Shares without reduction, notwithstanding the provisions of Section 6.02. The agreement shall provide a maximum compensation payment to Regina of not more than $1 Million.

     14. Section 4.06 of the Agreement is amended by replacing "Parent" and "the Parent" throughout the Section with "BMG" and is restated as follows:

      "4.06 BMG Agreement to Exchange Shares.

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           (a) (i)  For the purposes of this Section 4.06, the term "Initial
      Public Offering" shall mean the first offering of the common stock of BMG (the "BMG Common Stock") to the public which is (X) exclusively for cash consideration, (Y) subject to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and (Z) underwritten on a firm commitment basis by one or more underwriters. The Initial Public Offering will be deemed to have commenced when such registration statement first becomes effective.

               (ii) The term "Initial Public Offering Price" shall mean the price per share to the public of BMG Common Stock specified in the prospectus included as part of the registration statement referred to above at the time such registration statement first becomes effective.

               (iii) The term "Exchange Ratio" shall mean a number equal to (X) the redemption value of a share of the Series A Preferred Stock, divided by (Y) the Initial Public Offering Price.

           (b) BMG or the Surviving Corporation shall give written notice to each registered holder of the Series A Preferred Stock not later than thirty
(30) days following the Initial Public Offering.   During the period beginning
on the 60th day after the effective date of the Initial Public Offering and ending at the end of the 30th day thereafter, each holder of Series A Preferred Stock may elect in writing (the "Exchange Notice") to exchange up to 50% or some lesser portion of his shares of Series A Preferred Stock (the "Election Amount") for a number of shares of BMG Common Stock (or any other class of capital stock into which such common shares have been converted pursuant to any reclassification or reorganization) equal to (i) the Election Amount, multiplied by (ii) the Exchange Ratio; provided, however, that, in the aggregate, holders of Series A Preferred Stock may not receive more than 25.0% of the number of shares of BMG Common Stock registered pursuant to the Initial Public Offering (the "Maximum Exchange Amount"). If the holders of Series A Preferred Stock make elections that would result in such holders collectively exceeding the Maximum Exchange Amount, each holder of Series A Preferred Stock making such an election will receive shares of BMG Common Stock equal to the number resulting from multiplying his Election Amount by the Exchange Ratio, then multiplying that result by a fraction, the denominator of which is the total number of shares of BMG Common Stock which has been requested as a result of the Exchange Notices and the numerator of which is the Maximum Exchange Amount. Any holder of Series A Preferred Stock who does not make an election to exchange his Series A Preferred Stock as provided herein shall cease to have any rights thereafter to exchange such shares and BMG shall have no responsibility or liability to any such holder with respect to any such exchange.

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     (c)  Before any holder of Series A Preferred Stock shall be entitled to exchange such stock for shares of BMG Common Stock, he shall (i) surrender the certificate or certificates for his shares of Series A Preferred Stock, duly endorsed for transfer, with signatures guaranteed by a national or state bank, and (ii) give written instructions to BMG (in such form as BMG may reasonably request) that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of BMG Common Stock to be issued. BMG shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Stock, a certificate or certificates for the whole number of shares of BMG Common Stock to which he shall be entitled.

     (d) The exchange set forth in this Section 4.06 shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be exchanged, and the person or persons entitled to receive the shares of BMG Common Stock issuable upon such exchange shall be treated for all purposes as the record holder or holders of such shares of BMG Common Stock on such date. The conversion may, at the option of any holder tendering shares of Series A Preferred Stock for exchange, be conditioned upon the closing with the underwriters of the sale of securities pursuant to the Initial Public Offering, in which event the person(s) entitled to receive BMG Common Stock upon exchange of the Series A Preferred Stock shall not be deemed to have exchanged such Series A Preferred Stock until immediately prior to the day of closing of such sale of securities.

     (e) No fractional share shall be issued upon the exchange of any share or shares of Series A Preferred Stock. All shares of BMG Common Stock (including fractions thereof) issuable upon exchange of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the exchange would result in the issuance of any fractional share. If, after the aforementioned aggregation, the exchange would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the market value of such fraction on the date of exchange, based on the Initial Public Offering Price."

     15. Section 6.02 of the Agreement is amended by adding "except with respect to any Adverse Consequences suffered as a result of a breach or inaccuracy of the representations set forth in Sections 5.02(z) and 5.02(aa)," after the phrase "exceeds $50,000 in the aggregate," and by reducing the indemnification amounts from $13 million and $6.5 million to $10 million and $5 million, respectively, and is restated as follows:

      "6.02 Indemnification Provisions for Benefit of Parent and the Surviving Corporation. If there is any breach or inaccuracy of any of the representations, warranties or covenants of any Shareholder or Lobdell contained herein or in any Schedule, Exhibit, certificate or other document delivered by or on behalf of the Shareholders or Lobdell pursuant to this Agreement, or if any third party alleges facts that, if true, would mean that such a breach or

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      inaccuracy existed, and provided that within the applicable time periods specified in Section 6.01 Parent or the Surviving Corporation delivers to the Shareholders' Agent pursuant to Section 6.04 a claim for indemnification with respect to such alleged breach or inaccuracy, then the shareholders of Lobdell as to whom such claim may then be brought pursuant to Section 6.01 (either severally or jointly and severally, as provided in Section 7.10(b)), shall indemnify Parent, the Surviving Corporation and their Affiliates and each of their respective officers, directors, employees, agents, successors and permitted assigns from and against all Adverse Consequences that they have suffered or may suffer caused by, resulting from, arising out of or relating to such breach or inaccuracy through and after the date of such claim; provided however, that (i) the Shareholders shall not have any obligation to indemnify any person under this Section 6.02 unless the amount of Adverse Consequences suffered by such person by reason of all such breaches or inaccuracies exceeds $50,000 in the aggregate, except with respect to any Adverse Consequences suffered as a result of a breach or inaccuracy of the representations set forth in Sections 5.02(z) and 5.02(aa), at which point the Shareholders shall be obligated to indemnify such person from and against all such Adverse Consequences, without any deductible amount, and (ii) in no event shall the Shareholders have any obligation to indemnify such persons under this Section 6.02 for an amount, in the aggregate in excess of $10 million with respect to claims for indemnification made during the first eighteen months following the Closing Date and, with respect to claims made after the expiration of such 18-month period, such amount shall be reduced to $5 million."

      16. Section 6.03 of the Agreement is amended by reducing the indemnification amounts from $13 million and $6.5 million to $10 million and $5 million, respectively, and is restated as follows:

      "6.03 Indemnification Provisions for Benefit of the Shareholders. If there is any breach or inaccuracy of any of the representations, warranties or covenants of Parent or Newco contained herein or in any Schedule, Exhibit, certificate or other document delivered by or on behalf of Parent or Newco pursuant to this Agreement, or if any third party alleges facts that, if true, would mean that such a breach or inaccuracy existed, then Parent or Newco shall indemnify the Shareholders and their respective successors and permitted assigns from and against all Adverse Consequences that they have suffered or may suffer caused by, resulting from, arising out of or relating to such breach or inaccuracy through and after the date of such claim; provided however, that (i) Parent or Newco shall not have any obligation to indemnify the Shareholders under this Section 6.03 unless the amount of Adverse Consequences suffered by the Shareholders by reason of all such breaches or inaccuracies exceeds $50,000 in the aggregate, at which point Parent or Newco shall be obligated to indemnify the Shareholders from and against all such Adverse Consequences, without any deductible amount, and
      (ii) in no event shall Parent or Newco have any obligation to indemnify the Shareholders under this Section 6.03 for an amount, in the aggregate in excess


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      of $10 million with respect to claims for indemnification made during the first eighteen months following the Closing Date and, with respect to claims made after the expiration of such 18-month period, such amount shall be reduced to $5 million.

      17. Sections 7.04(a), 7.05, 7.07 and 7.11 of the Agreement are amended by replacing "Parent" throughout each Section with "Parent, BMG" and each Section is restated as follows:

      "7.04 Notices. All notices, demands, claims, requests, undertakings, consents, opinions and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be given either by personal delivery or by mail, facsimile transmission, telegraph, telex or similar means of communication, and shall be deemed to have been given or made when personally delivered, when delivered to the telegraph or telephone company, charges prepaid, and otherwise when received, addressed to the respective parties as follows:

     (a) If to Parent, BMG or Newco:

         BMG-MI, Inc.
         2000 North Woodward, Ste. 130
         Bloomfield Hills, Michigan 48304
         Attention:  Selwyn Isakow, President

         With copy to:

         Dykema Gossett PLLC
         1577 North Woodward Avenue, Suite 300
         Bloomfield Hills, Michigan 48304
         Attention:  Rex E. Schlaybaugh, Jr., Esq.

      or to such other address as Parent, BMG or Newco may from time to time designate by notice to Lobdell and the Shareholders' Agent with respect to future notices, demands and other communications to Parent, BMG or Newco;"

      "7.05 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and permitted assigns. All discussions and negotiations by Parent, BMG, Newco, or any person on behalf of Parent, BMG or Newco, with any person pertaining to the subject matter of this Agreement shall not be deemed to be on behalf of any person in his individual capacity or as a representative or agent for Oxford, but rather shall be deemed to be solely on behalf of Parent, BMG or Newco."

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      "7.07 Amendments and Waivers.  No amendment of any provision of this
      Agreement, and no postponement or waiver of any such provision or of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless such amendment, postponement or waiver is in writing and signed by or on behalf of Parent, BMG, Newco, Lobdell and the Shareholders acting through the Shareholders' Agent. No such amendment, postponement or waiver shall be deemed to extend to any prior or subsequent matter, whether or not similar to the subject-matter of such amendment, postponement or waiver. No failure or delay on the part of Parent, BMG, Newco, Lobdell, the Shareholders or the Shareholders' Agent in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege."

      "7.11 Agency. Each shareholder of Lobdell hereby irrevocably appoints D. Kennedy Fesenmyer as the agent of such Shareholder for all purposes relating to or in connection with any transaction contemplated by or relating to this Agreement and to be carried out prior to, at or after the Closing (including, without limitation, approving any modifications or amendments to this Agreement and the appointment of the Escrow Agent and execution and delivery of the Escrow Agreement), and each shareholder of Lobdell hereby authorizes Parent, BMG, Newco and Lobdell to rely upon the agency created hereby and releases Parent, BMG, Newco and Lobdell from any and all liability to such shareholder of whatever nature arising out of or relating to such agency, to the same extent as though any act committed or omitted by D. Kennedy Fesenmyer pursuant to such agency had been committed or omitted by such shareholder."

      18. Section 7.08 of the Agreement is amended by deleting "(other than its obligations with respect to the Preferred Stock)" and is restated as follows:

      "7.08 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign this Agreement or any of such party's rights, interests or obligations hereunder without the prior approval of the other parties hereto, except that all (but not less than all) of the rights, interests and obligations of any Shareholder may be assigned pursuant to the will of such Shareholder or the laws of intestate succession, and except that Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder; except that in any event Parent shall remain responsible for the performance, by itself or its assignee, of all of its obligations hereunder."

      19. Article VII of the Agreement is amended by adding a new Section 7.14 as follows:

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      "Section 7.14 Parent Merger with BMG.  Parent and BMG have agreed, pursuant to the terms of the Agreement and Plan of Merger between Parent and BMG (the form of which is attached hereto as Exhibit E), to consummate a business combination immediately following and conditioned upon the consummation of the Merger, whereby Parent will merge with and into BMG, the separate corporate existence of Parent will cease and BMG will continue as the surviving corporation."

      20. Article VIII of the Agreement is amended by deleting the definition of "Parent" and by adding the following definitions:

               " "BMG" means BMG-MI Inc., a Michigan corporation.

                 "Parent" means Lobdell Holdings, Inc, a Michigan corporation."

     21. The reference to "Newco Preferred Stock" in the first recital of the Escrow Agreement attached as Exhibit B to the Agreement, and each reference throughout the Escrow Agreement, is amended to change such references to "Lobdell Preferred Stock" and the recital is amended and restated as follows:

      "WHEREAS, pursuant to an Agreement and Plan of merger dated as of November 14, 1996 to which Newco, the Shareholders and the Shareholders' Agent are parties (the "Merger Agreement"), Newco is to be merged with and into Lobdell and in the merger the Class A common stock and Class B common stock of Lobdell held by the Shareholders is to be converted into Series A and Series B Preferred Stock of Lobdell (the "Lobdell Preferred Stock"); and"

     22. Section 7 of the Escrow Agreement is amended to allow for the payment of dividends on the escrowed shares to the holders of the Lobdell Preferred Stock, and is amended and restated as follows:

      "7. All cash dividends paid upon the Lobdell Preferred Stock in the Escrow Fund shall be paid to the registered holder of the Lobdell Preferred Stock. Such Shareholders shall be entitled to vote such Lobdell Preferred Stock upon all matters submitted to the holders of Lobdell Preferred Stock for their vote. All non-cash distributions upon such Lobdell Preferred Stock shall be held by the Escrow Agent as part of the Escrow Fund."

     23. The first sentence of Exhibit C to the Agreement is restated as follows:

      "Related to Section 1.06(c), if any item has not been accounted under GAAP that item shall be adjusted in the closing balance sheet without regard to consistency or materiality, except that with respect to materiality, no such item shall be adjusted until the aggregate of all adjustments equal or exceed $100,000, and then the adjustment shall only be the amount in excess of $100,000."

     24. The fourth full paragraph on page 2 of Exhibit C is restated as follows:

      "Fixed assets exclude obsolete or other unusable property or equipment.
      A fixed asset inventory of all items will be completed on the Closing Date, as may be appropriate to verify such fixed assets. All unlocated items will be removed from the property ledger. Fixed asset lives are as follows:

                  Buildings  30 years    Furniture  5.0 years
                  Machinery  9.5 years   Computers  5.0 years
                  Equipment  9.5 years"


     25. Section 5.02(b) of the Agreement is amended to delete in its entirety the sentence, "The Current Financial Information has been reviewed by Andrews Hooper and Pavlik P.L.C. and reflects any recommendations made by Andrews Hooper and Pavlik P.L.C. in such reviews."

     26. Except as specifically amended by this Amendment, all provisions of the Purchase Agreement shall remain in full force and effect. This Amendment shall govern in the event that there is a conflict between the Purchase Agreement and this Amendment.



                     [This space intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.


                                  LOBDELL EMERY CORPORATION

                                  By:
                                     ------------------------------------------
                                     Name: D. Kennedy Fesenmyer
                                     Title: Chairman & Chief Executive Officer

                                  BMG-MI, INC.

                                  By:
                                     ------------------------------------------
                                     Name:  Rex E. Schlaybaugh, Jr.
                                     Title: Secretary

                                  L-E ACQUISITION, INC.


                                  By:
                                     ------------------------------------------
                                     Name:  Rex E. Schlaybaugh, Jr.
                                     Title: Secretary

                                  LOBDELL HOLDINGS, INC.


                                  By:
                                     ------------------------------------------
                                     Name:  Rex E. Schlaybaugh, Jr.
                                     Title: Secretary


                                  ---------------------------------------------
                                  D. Kennedy Fesenmyer, as  Shareholders' Agent